Exhibit 99.1

Financial Contact:         James S. Gulmi (615) 367-8325

Media Contact:              Claire S. McCall (615) 367-8283

GENESCO REPORTS SECOND QUARTER FISCAL 2012 RESULTS

—Second Quarter Comparable Store Sales Increased 14%—

—August Comparable Store Sales Increased 12%—

—Company Raises Fiscal 2012 Full Year Outlook—

NASHVILLE, Tenn., Aug. 31, 2011 — Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations for the second quarter ended July 30, 2011, of $0.4 million, or $0.01 per diluted share, compared to a loss from continuing operations of $2.4 million, or $0.10 per diluted share, for the second quarter ended July 31, 2010. The fiscal 2012 second quarter results reflect pretax charges of $0.4 million, or $0.01 per diluted share after tax, related primarily to fixed asset impairments. Additionally, they reflect pretax compensation expense of $1.4 million, or $0.06 per diluted share, related to deferred purchase price payments in connection with the acquisition of Schuh Group Limited in June 2011, and pretax charges of $6.4 million, or $0.23 per diluted share after tax, in costs incurred in connection with the acquisition. As previously announced, because the obligation to pay the deferred purchase price for Schuh is contingent upon the continued employment of the payees, U.S. Generally Accepted Accounting Principles require that it be treated as compensation expense. The fiscal 2011 second quarter loss included pretax charges of $3.2 million, or $0.08 per diluted share, related to fixed asset impairments, purchase price accounting adjustments and other expense.

Excluding the listed items from both periods, fiscal 2012 second quarter earnings from continuing operations were $5.2 million, or $0.22 per diluted share, compared to a loss of $0.5 million, or $0.02 per diluted share, in the second quarter of fiscal 2011. For consistency with fiscal 2012’s previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. Additionally, the Company believes that presentation of earnings from continuing operations before the compensation expense associated with the Schuh deferred purchase price will enable investors to understand the effect attributable to incorporating a continuing employment condition into the obligation to pay deferred purchase price and that, since the compensation expense is a non-cash charge until the deferred purchase price is actually paid, earnings including such expense may not be fully reflective of the Company’s ongoing results or indicative of its prospects. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the second quarter of fiscal 2012 increased 29% to $471 million, from $364 million in the second quarter of fiscal 2011. Comparable store sales in the second quarter of fiscal 2012 increased by 14%, with the Lids Sports Group up 12%, the Journeys Group up 15%, the Johnston & Murphy Group up 17%, and the Underground Station Group up 10%.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “Our second quarter operating results represent a significant improvement from a year ago. The combination of 14% organic growth and contributions from acquisitions allowed us to better leverage expenses and achieve much higher profitability in our seasonally slowest period. We are pleased with the recent strength of our business and believe we are well positioned for continued sales and earnings gains as we move further into our key selling period.

“The Back-to-School season has been very good for us through August with comparable store sales up 12%. While we expect this trend to moderate as we proceed through the third quarter, this is an encouraging start to the second half of the year.”

Dennis also discussed the Company’s updated outlook. “Based on our acquisition of Schuh, our second quarter performance and current visibility, we are raising our fiscal 2012 guidance. We now expect full year diluted earnings per share to be in the range of $3.35 to $3.42, which represents a 35% to 38% increase over last year’s earnings, up from our previous guidance range of $2.90 to $2.97. Consistent with previous guidance, these expectations do not include expected non-cash asset impairments and other charges, which are projected to total approximately $3 million to $4 million pretax, or $0.08 to $0.10 per share, after tax, in fiscal 2012. They also do not reflect Schuh acquisition expenses and compensation expense associated with the Schuh deferred purchase price as described above, totaling approximately $13.8 million, or $0.54 per diluted share, for the full year. This guidance assumes comparable store sales of 7% to 9% for the full fiscal year.” A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, “Our strong operating performance over the past twelve months reflects the successful execution of our strategic plan. We’ve advanced Journeys’ leadership position through compelling merchandise assortments and added an exciting new growth vehicle with our recent acquisition of Schuh. At the same time, our ongoing consolidation of the licensed sports merchandise and team sports markets has helped further strengthen our Lids Sports Group platform. While there is a possibility for some macroeconomic headwinds in the near-term, we are more optimistic than ever about the long-term potential of our business, evidenced by our new 5-year targets for $3 billion in revenue and operating margins of at least 9% by fiscal 2016.”

Conference Call and Management Commentary

The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company’s live conference call on August 31, 2011 at 7:30 a.m. (Central time) may be accessed through the Company’s internet website,

www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include the costs of responding to and liability in connection with the network intrusion announced in December 2010; adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management in four years based on the achievement of certain performance objectives; the timing and amount of non-cash asset impairments; weakness in the consumer economy; competition in the Company’s markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company’s retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company’s ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company’s shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,375 retail stores throughout the U.S., Canada and the United Kingdom, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Lids and Lids Locker Room, Johnston & Murphy, and Underground Station, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.schuh.co.uk, www.johnstonmurphy.com, www.dockersshoes.com, www.lids.com, www.lids.ca, www.lidslockerroom.com , www.keukafootwear.com and www.lidsteamsports.com. The Company’s Lids Sports division operates the Lids headwear stores and the lids.com website, the Lids Locker Room and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, Keuka, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

GENESCO INC.

Consolidated Earnings Summary

	Three Months Ended		Six Months Ended
In Thousands	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Net sales	$470,591	$363,654	$952,093	$764,507
Cost of sales	233,307	179,610	467,267	372,392
Selling and administrative expenses	235,286	185,465	456,059	376,542
Restructuring and other, net	347	2,001	1,591	4,444

Earnings (loss) from operations*	1,651	(3,422)	27,176	11,129

Interest expense, net	1,081	227	1,595	462

Earnings (loss) from continuing operations before income taxes	570	(3,649)	25,581	10,667

Income tax expense (benefit)	220	(1,253)	10,256	4,500

Earnings (loss) from continuing operations	350	(2,396)	15,325	6,167

Provision for discontinued operations	(742)	(787)	(924)	(734)

Net (Loss) Earnings	$(392)	$(3,183)	$14,401	$5,433

*	Includes $7.8 million of acquisition related expenses for the three and six months ended July 30, 2011.

Earnings Per Share Information

	Three Months Ended		Six Months Ended
In Thousands (except per share amounts)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Preferred dividend requirements	$49	$49	$98	$98

Average common shares - Basic EPS	23,126	23,480	23,033	23,471

Basic earnings (loss) per share:
Before discontinued operations	$0.01	($0.10)	$0.66	$0.26
Net (loss) earnings	($0.02)	($0.14)	$0.62	$0.23

Average common and common equivalent shares - Diluted EPS	23,635	23,480	23,588	23,902

Diluted earnings (loss) per share:
Before discontinued operations	$0.01	($0.10)	$0.65	$0.25
Net (loss) earnings	($0.02)	($0.14)	$0.61	$0.22

GENESCO INC.

Consolidated Earnings Summary

	Three Months Ended		Six Months Ended
In Thousands	July 30, 2011	July 31, 2010*	July 30, 2011	July 31, 2010*
Sales:
Journeys Group	$177,267	$152,967	$385,981	$334,858
Underground Station Group	17,426	17,144	43,229	43,217
Schuh Group	33,973	—	33,973	—
Lids Sports Group	177,523	132,582	347,199	252,570
Johnston & Murphy Group	45,571	39,065	93,622	83,602
Licensed Brands	18,518	21,514	47,468	49,656
Corporate and Other	313	382	621	604

Net Sales	$470,591	$363,654	$952,093	$764,507

Operating Income (Loss):
Journeys Group	$(974)	$(5,138)	$15,337	$3,287
Underground Station Group	(2,901)	(3,576)	(1,754)	(2,927)
Schuh Group (1)	(77)	—	(77)	—
Lids Sports Group	18,106	11,522	32,110	20,936
Johnston & Murphy Group	2,155	(135)	5,050	1,924
Licensed Brands	994	2,140	4,298	6,672
Corporate and Other (2)	(15,652)	(8,235)	(27,788)	(18,763)

Earnings (loss) from operations	1,651	(3,422)	27,176	11,129

Interest, net	1,081	227	1,595	462

Earnings (loss) from continuing operations before income taxes	570	(3,649)	25,581	10,667
Income tax expense (benefit)	220	(1,253)	10,256	4,500

Earnings (loss) from continuing operations	350	(2,396)	15,325	6,167

Provision for discontinued operations	(742)	(787)	(924)	(734)

Net (Loss) Earnings	$(392)	$(3,183)	$14,401	$5,433

*	Certain expenses previously allocated to corporate in Fiscal 2011 have been reallocated to operating divisions to conform to current year presentation. Fiscal 2011 has been restated to reflect this new allocation.
(1)	Includes $1.4 million in deferred payments related to the Schuh acquisition.
(2)	Includes a $0.4 million charge in the second quarter of Fiscal 2012 primarily for asset impairments and includes $1.6 million of other charges in the first six months of Fiscal 2012 which includes $1.1 million for asset impairments, $0.4 million for network intrusion expenses and $0.1 million for other legal matters. The second quarter and first six months of Fiscal 2012 also included $6.4 million of acquisition related expenses. Includes a $2.0 million charge in the second quarter of Fiscal 2011 which includes $1.9 million for asset impairments and $0.1 million for other legal matters and includes $4.4 million of other charges in the first six months of Fiscal 2011 which includes $4.3 million for asset impairments and $0.1 million for other legal matters.

GENESCO INC.

Consolidated Balance Sheet

In Thousands	July 30, 2011	July 31, 2010
Assets
Cash and cash equivalents	$35,582	$49,037
Accounts receivable	53,805	31,005
Inventories	474,951	377,380
Other current assets	81,046	60,138

Total current assets	645,384	517,560

Property and equipment	229,317	200,767
Other non-current assets	386,180	211,207

Total Assets	$1,260,881	$929,534

Liabilities and Equity
Accounts payable	$197,653	$165,466
Other current liabilities	126,809	78,635

Total current liabilities	324,462	244,101

Long-term debt	159,406	—
Other long-term liabilities	123,897	106,119
Equity	653,116	579,314

Total Liabilities and Equity	$1,260,881	$929,534

GENESCO INC.

Retail Units Operated - Six Months Ended July 30, 2011

	Balance 01/30/10	Acquisitions	Open	Close	Balance 01/29/11	Acquisitions	Open	Close	Balance 07/30/11
Journeys Group	1,025	0	9	17	1,017	0	8	12	1,013
Journeys	819	0	6	12	813	0	5	11	807
Journeys Kidz	150	0	3	4	149	0	3	0	152
Shi by Journeys	56	0	0	1	55	0	0	1	54
Underground Station Group	170	0	0	19	151	0	0	10	141
Schuh Group	0	0	0	0	0	75	0	0	75
Schuh UK	0	0	0	0	0	51	0	0	51
Schuh ROI	0	0	0	0	0	8	0	0	8
Schuh Concessions	0	0	0	0	0	16	0	0	16
Lids Sports Group	921	58	41	35	985	4	22	17	994
Johnston & Murphy Group	160	0	3	7	156	0	3	2	157
Shops	116	0	2	7	111	0	0	2	109
Factory Outlets	44	0	1	0	45	0	3	0	48

Total Retail Units	2,276	58	53	78	2,309	79	33	41	2,380

Retail Units Operated - Three Months Ended July 30, 2011

	Balance 04/30/11	Acquisitions	Open	Close	Balance 07/30/11
Journeys Group	1,011	0	6	4	1,013
Journeys	808	0	3	4	807
Journeys Kidz	149	0	3	0	152
Shi by Journeys	54	0	0	0	54
Underground Station Group	145	0	0	4	141
Schuh Group	0	75	0	0	75
Schuh UK	0	51	0	0	51
Schuh ROI	0	8	0	0	8
Schuh Concessions	0	16	0	0	16
Lids Sports Group	980	4	14	4	994
Johnston & Murphy Group	155	0	2	0	157
Shops	109	0	0	0	109
Factory Outlets	46	0	2	0	48

Total Retail Units	2,291	79	22	12	2,380

Constant Store Sales

	Three Months Ended		Six Months Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Journeys Group	15%	2%	15%	2%
Underground Station Group	10%	-4%	8%	-2%
Lids Sports Group	12%	7%	14%	8%
Johnston & Murphy Group	17%	0%	13%	5%

Total Constant Store Sales	14%	3%	14%	4%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Three Months Ended July 30, 2011 and July 31, 2010

In Thousands (except per share amounts)	3 mos July 2011	Impact on EPS	3 mos July 2010	Impact on EPS
Earnings (loss) from continuing operations, as reported	$350	$0.01	$(2,396)	$(0.10)

Adjustments: (1)
Impairment & lease termination charges	191	0.01	1,143	0.05
Acquisition expenses	5,422	0.23	—	—
Deferred payment - Schuh acquisition	1,419	0.06	—	—
Other legal matters	—	—	39	—
Flood loss	—	—	215	0.01
Purchase price accounting adjustment - margin	—	—	233	0.01
Purchase price accounting adjustment - expense	—	—	174	0.01
Expenses related to aborted acquisition	—	—	127	—
Network intrusion expenses	20	—	—	—
Lower effective tax rate	(2,209)	(0.09)	(69)	—

Adjusted earnings (loss) from continuing operations (2)	$5,193	$0.22	$(534)	$(0.02)

(1)	All adjustments are net of tax where applicable. The tax rate for the second quarter of Fiscal 2012 is 39.0% excluding a FIN 48 discrete item of $0.1 million. The tax rate for the second quarter of Fiscal 2011 is 35.1% excluding a FIN 48 discrete item of $0.1 million.
(2)	Reflects 23.6 million share count for Fiscal 2012 and 23.5 million share count for Fiscal 2011 which includes common stock equivalents in FY2012 but not in FY2011 due to the loss.

The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Six Months Ended July 30, 2011 and July 31, 2010

In Thousands (except per share amounts)	6 mos July 2011	Impact on EPS	6 mos July 2010	Impact on EPS
Earnings from continuing operations, as reported	$15,325	$0.65	$6,167	$0.25

Adjustments: (1)
Impairment & lease termination charges	642	0.03	2,582	0.11
Acquisition expenses	5,422	0.23	—	—
Deferred payment - Schuh acquisition	1,419	0.06	—	—
Other legal matters	60	—	95	—
Flood loss	—	—	215	0.01
Purchase price accounting adjustment - margin	—	—	233	0.01
Purchase price accounting adjustment - expense	—	—	174	0.01
Expenses related to aborted acquisition	—	—	127	0.01
Network intrusion expenses	261	0.01	—	—
(Lower) higher effective tax rate	(2,196)	(0.10)	20	—

Adjusted earnings from continuing operations (2)	$20,933	$0.88	$9,613	$0.40

(1)	All adjustments are net of tax where applicable. The tax rate for the six months of Fiscal 2012 is 39.5% excluding a FIN 48 discrete item of $0.2 million. The tax rate for the six months of Fiscal 2011 is 39.7% excluding a FIN 48 discrete item of $0.1 million.
(2)	Reflects 23.6 million share count for Fiscal 2012 and 23.9 million share count for Fiscal 2011 which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending January 28, 2012

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2012		Fiscal 2012
Forecasted earnings from continuing operations	$66,740	$2.79	$65,073	$2.72

Adjustments: (1)
Impairment and intrusion expenses	2,051	0.09	2,051	0.09
Deferred payment - Schuh acquisition	7,419	0.31	7,419	0.31
Acquisition expenses	5,410	0.23	5,410	0.23

Adjusted forecasted earnings from continuing operations (2)	$81,620	$3.42	$79,953	$3.35

(1)	All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2012 is 40% excluding a FIN 48 discrete item of $0.5 million.
(2)	Reflects 23.8 million share count for Fiscal 2012 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.